As filed with the Securities and Exchange Commission on April 20, 2004
                                                     Registration No. 333-110841
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                           --------------------------

                             VA SOFTWARE CORPORATION
             (Exact name of Registrant as specified in its charter)

                           --------------------------

          Delaware                                           77-0399299
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                         Identification Number)

                             47071 Bayside Parkway,
                            Fremont, California 94538
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------

                                    Ali Jenab
                             Chief Executive Officer
                             VA SOFTWARE CORPORATION
                             47071 Bayside Parkway,
                            Fremont, California 94538
                                 (510) 687-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   Copies to:
                              Bret M. DiMarco, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 493-9300
                               Fax: (650) 493-6811

                           --------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------

================================================================================

--------------------------------------------------------------------------------

================================================================================

                           --------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS

(Subject to Completion, dated April __, 2004)

                                5,107,354 Shares

                               [GRAPHIC OMITTED]

                             VA SOFTWARE CORPORATION

                                  Common Stock

                                ----------------

         This  prospectus  relates  to the public  offering,  which is not being underwritten, of up to 5,107,354 shares of our common stock which is held by certain of our current stockholders and warrantholders. We issued 4,260,295 shares of our common stock and warrants to purchase shares of our common stock to the selling securityholders identified in this prospectus in a private placement and have registered an amount which includes 120% of the shares assumable to one of the selling securityholders. Accordingly, this prospectus relates to the potential resale from time to time of up to 5,107,354 shares of our common stock by the selling securityholders identified in this prospectus.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

         Our common stock is listed on the Nasdaq National Market under the symbol "LNUX." On April [ __ ], 2004, the closing price for our common stock was $[ _____ ] per share.

                                ----------------

         Investing in our common stock or securities convertible into our common stock involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

                                ----------------

         Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

               The date of this Prospectus is April [ __ ], 2004.

                             VA Software Corporation

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by VA Software Corporation (referred to in this prospectus as "VA Software," the "Company" and "we"), any selling securityholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

         We were incorporated in California in January 1995 and reincorporated in Delaware in December 1999. From the date of our incorporation through October 2001, we were formerly known as VA Linux Systems, Inc. and during that time we sold Linux-based hardware systems and services. We announced our decision to exit the Linux-based hardware systems and services business on June 27, 2001. Today, we do business under the name VA Software Corporation and we develop, market and support a software application known as SourceForge Enterprise Edition ("SourceForge") and also own and operate the Open Source Development Network, Inc. ("OSDN"), a network of Internet Web sites.

         SourceForge is a proprietary, Web-based software application designed for corporate and public-sector information technology ("IT") professionals and software engineering organizations. It is a relatively new product and additional development and enhancements are expected in the future. SourceForge combines software development and collaboration tools with the ability to track, measure, and report on software project activity in real-time. With SourceForge, our customers have a central repository for all software development activity and information. SourceForge improves the software development process by capturing and archiving software development code, documentation and communication in a central location. It enables managers to gain insight and improved visibility into software development activity, providing better resource and requirements management, defect tracking and the ability to resolve critical problems earlier in the development cycle. Organizations with distributed teams and offshore development centers can achieve improved productivity, communication, coordination, collaboration, project clarity and insight. Similarly, SourceForge helps companies outsource software development more effectively by providing a standard set of development tools for in-house and third-party development teams, a central repository, and a secure environment for managing and safeguarding intellectual property.

         OSDN is a network of media and e-commerce Internet sites serving the IT professionals and software development communities. As of April 20, 2004, OSDN reaches 12 million unique visitors and serves more than 225 million page views per month. We believe that OSDN is the most dynamic community-driven media network on the Web and a cornerstone of the open source software development community. OSDN attracts IT decision-makers and buyers, from chief technology officers ("CTOs") to project managers. Technologists, developers and system administrators turn to OSDN sites to create, debate and make IT news. OSDN is supported by sponsors and advertisers who want to reach the unique demographic of IT professionals and developers that visit the Web sites monthly. In addition, OSDN runs e-commerce sites to allow its visitors to buy a variety of retail goods of interest to the software development and IT communities. Our OSDN Web sites include:

o SourceForge.net, our flagship Web site and software development center. As of April 20, 2004, SourceForge.net was the development home for more than 79,000 software development projects and had more than 831,000 registered users.

o Slashdot.org, our leading discussion site for technically-inclined individuals. Slashdot is dedicated to providing the IT and software development communities with cutting-edge technology, science and culture news and interactive commentary.

o ThinkGeek.com, our e-commerce site, which provides online sales of a variety of retail products of interest to the software development and IT communities.

o Linux.com, our comprehensive Web site for Linux and open source news and information. Linux.com caters to business and IT managers looking for migration strategies to Linux.

o    freshmeat.net,   one  of  the  Internet's  most  comprehensive  indices  of downloadable Linux, Unix and cross-platform software.

o NewsForge.com, the online newspaper of record for Linux and open source software.

o ITManagersJournal.com, a Web site delivering strategic and technical information to help top-level IT professionals implement enterprise-level open source and proprietary architecture, applications, and infrastructure solutions.

o Animation Factory.com, a source for three-dimensional art, animations and presentations. Animation Factory offers a dynamic collection of easy to use animations that work in email, Web pages and presentations.

                                  Risk Factors

         PROSPECTIVE INVESTORS IN VA SOFTWARE SECURITIES SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IN ADDITION, THESE RISKS ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS OF WHICH WE ARE NOT PRESENTLY AWARE OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR BUSINESS COULD BE HARMED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND INVESTORS MAY LOSE ALL OR PART OF THEIR INVESTMENT.

                     Risks Related To Our Software Business

Because the market for our SourceForge application software is new and rapidly evolving, we do not know whether existing and potential customers will license SourceForge in sufficient quantities for us to achieve profitability.

         Our future growth and financial performance will depend on market acceptance of SourceForge and our ability to license our software in sufficient quantities and under acceptable terms. The number of customers using SourceForge is still relatively small. We expect that we will continue to need intensive marketing and sales efforts to educate prospective clients about the uses and benefits of SourceForge. Various factors could inhibit the growth of the market for and market acceptance of SourceForge. In particular, potential customers may be unwilling to make the significant capital investment needed to license

SourceForge. Many of our customers have licensed only limited quantities of SourceForge, and these or new customers may decide not to broadly implement our software by licensing additional copies from us. We cannot be certain that a viable market for SourceForge will emerge or, if it does emerge, that it will be sustainable. If a sustainable viable market for SourceForge fails to emerge, this would have a significant, adverse effect upon our software business and operating results.

We are devoting the majority of our research and development spending on our SourceForge application, so if this software does not achieve market acceptance we are likely to experience continued operating losses.

         Although in the second quarter of our fiscal year 2004, which ended on January 31, 2004, approximately 13% of our revenue was derived from our software business, we devoted 70.6%, or $1.2 million, of our research and development spending to research and development associated with our SourceForge software application. Given that SourceForge remains a relatively new enterprise software application, we expect to continue to allocate the majority of our research and development resources to SourceForge for the foreseeable future. There can be no assurance, however, that we will be sufficiently successful in marketing, licensing, upgrading and supporting SourceForge to offset our substantial software research and development expenditures. A failure to grow SourceForge revenue sufficiently to offset SourceForge's significant research and development costs will materially and adversely affect our business and operating results.

If we fail to attract and retain larger corporate and enterprise-level customers, our revenues will not grow and may decline.

         We have focused our sales and marketing efforts upon larger corporate and enterprise-level customers. This strategy may fail to generate sufficient revenue to offset the substantial demands that this strategy will place on our business, in particular the longer sales cycles, higher levels of service and support and volume pricing and terms that larger corporate and enterprise accounts often demand. In addition, these larger customers generally have significant financial and personnel resources. As a result, rather than license SourceForge, our target customers may develop collaborative software development applications internally, including ad hoc development of applications based on open source code. A failure to successfully obtain revenues from larger corporate or enterprise-level customers will materially and adversely affect our operating results.

If we fail to anticipate or respond adequately to technology developments, industry standards, or practices and customer requirements, or if we experience any significant delays in product development, introduction, or integration, SourceForge may become obsolete or unmarketable, our ability to compete may be impaired, and our software revenues may not grow or may decline.

         Rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements characterize the software industry generally. We must respond rapidly to developments related to hardware platforms, operating systems, and software development tools. These developments will require us to make substantial product development investments. We believe the success of our software business will become increasingly dependent on our ability to:

o support multiple platforms, including Linux, commercial UNIX and Microsoft Windows;

o use the latest technologies to continue to support Web-based collaborative software development; and

o continually support the rapidly changing standards, tools and technologies used in software development.

Our application software has a long and unpredictable sales cycle, which makes it difficult to forecast our future results and may cause our operating results to vary significantly.

         The period between initial contact with a prospective customer and the licensing of our software varies and has often exceeded three, and occasionally exceeded twelve, months. Additionally, our sales cycle is complex because customers consider a number of factors before committing to license SourceForge. Factors that our customers and potential customers have informed us that they considered when evaluating SourceForge included product benefits, cost and time of implementation, and the ability to operate with existing and future computer systems and applications. We have found that customer evaluation, purchasing and budgeting processes vary significantly from company to company. As a result, we spend significant time and resources informing prospective customers about our software products, which may not result in completed transactions and associated revenue. Even if SourceForge has been chosen by a customer, completion of the transaction is subject to a number of contingencies, which make our quarterly revenues difficult to forecast. These contingencies include but are not limited to the following:

         o Our ability to sell SourceForge licenses may be impacted by changes in the strategic importance of software projects due to our customers' budgetary constraints or changes in customer personnel;

         o A customer's internal approval and expenditure authorization process can be difficult and time consuming. Delays in approvals, even after we are selected as a vendor, could impact the timing and amount of revenues recognized in a quarterly period; and

         o   The number, timing and significance of enhancements to our software
             products   and  future   introductions   of  new  software  by  our
             competitors and us may affect customer-purchasing decisions.

If we do not continue to receive repeat business from existing customers, our revenue will not grow and may decline.

         We generate a significant amount of our software license revenues from existing customers. Most of our current customers initially purchased a limited number of licenses as they implemented and adopted SourceForge. Even if customers successfully use SourceForge, such customers may not purchase additional licenses to expand the use of our product. Purchases of additional licenses by these customers will depend on their success in deploying SourceForge, their satisfaction with our product and support services and their use of competitive alternatives. A customer's decision to widely deploy SourceForge and purchase additional licenses may also be affected by factors that are outside of our control or which are not related to our product or services. In addition, as we deploy new versions of SourceForge, or introduce new products, our current customers may not require the functionality of our new versions or products and may decide not to license these products.

If we fail to maintain our strategic relationship with IBM, the market acceptance of our products and our financial performance may suffer.

         To date, the majority of our SourceForge revenue has come from our direct sales efforts. To offer products and services to a larger customer base, we entered into a commercial relationship with IBM. If we are unable to maintain our existing strategic relationship with IBM, our ability to increase our sales may be harmed. We would also lose anticipated customer introductions and co-marketing benefits. In addition, IBM could terminate its relationship with us, pursue other relationships, or attempt to develop or acquire products or services that compete with our products and services. Even if we succeed in maintaining or expanding our relationship with IBM, the relationship may not result in additional customers or revenues. We have begun exploring other possible relationships and marketing alliances to obtain customer leads, referrals and distribution opportunities. Even if we succeed in securing such additional strategic relationships, the relationships may not result in additional customers or revenues.

Increased utilization and costs of our technical support services may adversely affect our financial results.

         Over the short term, we may be unable to respond to fluctuations in customer demand for support services. We may also be unable to modify the format of our support services to compete with changes in support services provided by competitors. Further, customer demand for these services could cause increases in the costs of providing such services and adversely affect our operating results.

Promotional product versions may adversely impact our actual product sales and financial results.

         Our marketing strategy relies in part on making elements of our technology available for no charge or at a very low price. This strategy is designed to expose our products to a broader customer base than to our historical customer base and to encourage potential customers to purchase an upgrade or other full priced products from us.

         We may not be able to introduce enhancements to our full-price products or versions of our products with intermediate functionality at a rate necessary to adequately differentiate them from the promotional versions, which could reduce sales of our products.

Contractual issues may arise during the negotiation process that may delay the anticipated closure of a transaction and our ability to recognize revenue as anticipated. The occurrence of such issues might cause our software revenue and operating results to fall below our publicly-stated expectations, the expectations of securities analysts or the expectations of investors. Failure to meet public expectations is likely to materially and adversely affect the trading price of our common stock.

         Because we focus on selling enterprise solutions, the process of contractual negotiation is critical and may be lengthy. Additionally, several factors may require us to defer recognition of license revenue for a significant period of time after entering into a license agreement, including instances where we are required to deliver either unspecified additional products or specified upgrades for which we do not have vendor-specific objective evidence of fair value. While we have a standard software license agreement that provides for revenue recognition provided that delivery has taken place, collectibility from the customer is probable and assuming no significant future obligations or customer acceptance rights exist, customer negotiations and revisions to these terms could impact our ability to recognize revenues at the time of delivery.

         Many enterprise customers negotiate software licenses near the end of each quarter. In part, this is because enterprise customers are able, or believe that they are able, to negotiate lower prices and more favorable terms at that time. Our reliance on a large portion of software revenue occurring at the end of the quarter and the increase in the dollar value of transactions that occur at the end of a quarter can result in increased uncertainty relating to quarterly revenues. Due to end-of-period variances, forecasts may not be achieved, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us.

         In addition, slowdowns in our quarterly license contracting activities may impact our service offerings and may result in lower revenues from our customer training, professional services and customer support organizations. Our ability to maintain or increase service revenues is highly dependent on our ability to increase the number of license agreements we enter into with customers.

                      Risks Related To Our Online Business

If our online business fails to continue to deliver original and compelling content and services, we will be unable to attract and retain users, which will adversely affect our financial results.

         The successful development and production of content and services is subject to numerous uncertainties, including our ability to:

         o anticipate and successfully respond to rapidly changing consumer tastes and preferences;

         o   fund new program development; and

         o   attract  and  retain  qualified  editors,   writers  and  technical
             personnel.

         We cannot assure you that our online content and services will be attractive to a sufficient number of users to generate revenues consistent with our estimates or sufficient to sustain operations. In addition, we cannot assure you that any new content or services will be developed in a timely or cost-effective manner. If we are unable to develop content and services that allow us to attract, retain and expand a loyal user base that is attractive to advertisers, we will be unable to generate sufficient revenue to grow our online business.

Decreases or delays in advertising spending due to general economic conditions could harm our ability to generate advertising revenue, which would adversely affect our financial results.

         Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including Internet advertising, has been generally characterized in recent quarters by softness of demand and minimal growth of marketing and advertising budgets and delays in spending of budgeted resources. Because we derive a large part of our revenues from advertising fees, the decrease in or delay of advertising spending could reduce our revenues or negatively impact our ability to grow our revenues. Even if economic conditions continue to improve, marketing budgets and advertising spending may not increase from current levels.

We cannot predict our e-commerce customers' preferences with certainty and such preferences may change rapidly. If we fail to accurately assess and predict our e-commerce customers' preferences, it will adversely impact our financial results.

         Our e-commerce offerings on our ThinkGeek.com Web site are designed to appeal to IT professionals, software developers and others in technical fields. Misjudging either the market for our products or our customers' purchasing habits will cause our sales to decline, our inventories to increase and/or require us to sell our products at lower prices, all of which would have a negative effect on our business.

We are exposed to significant inventory risks as a result of seasonality, new product launches, rapid changes in product cycles and changes in consumer tastes with respect to our products offered at our ThinkGeek e-commerce Web site. Failure to properly assess our inventory needs will adversely affect our financial results.

         In order to be successful, we must accurately predict our consumer tastes and avoid overstocking or under-stocking products. Demand for products can change significantly between the time inventory is ordered and the date of sale. In addition, when we begin selling a new product, it is particularly difficult to forecast product demand accurately. The acquisition of certain types of inventory, or inventory from certain sources, may require significant lead-time and prepayment, and such inventory may not be returnable. We carry a broad selection and significant inventory levels of certain products and we may be unable to sell products in sufficient quantities or during the relevant selling seasons.

If we do not maintain sufficient e-commerce inventory levels, or if we are unable to deliver our e-commerce products to our customers in sufficient quantities, our online business operating results will be adversely affected.

         We must be able to deliver our merchandise in sufficient quantities to meet the demands of our customers and deliver this merchandise to customers in a timely manner. We must be able to maintain sufficient inventory levels, particularly during the peak holiday selling seasons. If we fail to achieve these goals, we may be unable to meet customer demand, and our financial results will be adversely affected.

Our ThinkGeek e-commerce Web site is dependent upon a single third party fulfillment and warehouse provider. The satisfaction of our e-commerce customers is highly dependent upon fulfillment of orders in a professional and timely manner, so any decrease in the quality of service offered by our fulfillment and warehouse provider will adversely affect our reputation and the growth of our e-commerce business.

         Our ThinkGeek e-commerce Web site's ability to receive inbound inventory and ship completed orders efficiently to our customers is substantially dependent on efillit Inc., a third-party contract fulfillment and warehouse provider located in Baltimore, Maryland. efillit has generally kept pace with ThinkGeek's growth to date, however, we cannot be certain that efillit will be able to satisfactorily accommodate ThinkGeeks's future growth. If efillit fails to meet our future distribution and fulfillment needs, our relationship with and reputation among our e-commerce customers will suffer and this will adversely effect our e-commerce growth. Additionally, if efillit cannot meet our distribution and fulfillment needs, or our contract with efillit terminates, we may fail to secure a suitable replacement or second-source distribution and fulfillment provider on comparable terms, which would adversely affect our e-commerce financial results.

                     Risks Related To Our Financial Results

If we fail to adequately monitor and minimize our use of existing cash, we may need additional capital to fund continued operations beyond fiscal year 2005.

Since becoming a public company, we have experienced negative cash flow from operations and expect to experience negative cash flow from operations for fiscal year 2004. Our average net monthly cash flow shortfall during the quarter ended January 31, 2004 was approximately $0.8 million. Although this average net monthly cash flow shortfall approximation should not be relied upon as an indicator of our average net monthly cash flow shortfall in the future, it further illustrates that unless we monitor and minimize the level of use of our existing cash, cash equivalents and marketable securities, we may require additional capital to fund continued operations beyond our fiscal year 2005. While we believe we will not require additional capital to fund continued operations through fiscal year 2005, we may require additional funding within this time frame, and this additional funding, if needed, may not be available on terms acceptable to us, or at all. A continued slowdown in technology or advertising spending as compared to the general economy, as well as other factors that may arise, could affect our future capital requirements and the adequacy of our available funds. As a result, we may be required to raise additional funds through private or public financing facilities, strategic relationships or other arrangements. Any additional equity financing would likely be dilutive to our stockholders. Debt financing, if available, may involve restrictive covenants on our operations and financial condition. Our inability to raise capital when needed could seriously harm our business.

Because we have a limited  operating  history  selling  SourceForge,  we may not
accurately  forecast  our  sales  and  revenues,   which  will  cause  quarterly
fluctuations in our total revenues and financial results.

         We have a brief operating history as a provider of SourceForge, our proprietary software application. As a result, our historical financial information is of limited value in projecting future operating results. On June 27, 2001, we announced our plan to exit our hardware business. In the first quarter of our fiscal year 2002, we made the strategic decision to exit, and exited, the hardware-related software engineering and professional services fields to focus on SourceForge. These changes required us to adjust our business processes and make a number of significant personnel changes, including changes and additions to our engineering and management teams. Therefore, in evaluating our business you must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. In addition, most of our operating costs are fixed and based on our revenue expectations. Therefore, if we have a shortfall in revenues, we may be unable to reduce our expenses quickly enough to avoid lower quarterly operating results.

Certain factors specific to our businesses over which we have limited or no control may nonetheless adversely impact our quarterly total revenues and financial results.

         The primary factors over which we have limited or no control that may adversely impact our quarterly total revenues and financial results include the following:

         o   specific economic conditions relating to IT spending;

         o the discretionary nature of our software customers' purchase and budget cycles;

         o   the size and timing of software customer orders;

         o   long software sales cycles;

         o   our  ability  to  retain  skilled  software   engineers  and  sales
             personnel;

         o the timing of announcements and releases of new or enhanced versions of our products and product upgrades;

         o the possibility that software development delays will result from our outsourcing of certain SourceForge research and development efforts to Cybernet Software Systems, Inc., an independent contractor located primarily in India;

         o economic conditions relating to online advertising and sponsorship, and e-commerce;

         o our ability to demonstrate and maintain attractive online user demographics;

         o our ability to retain a skilled online advertising and sponsorship sales force;

         o the addition or loss of specific online advertisers or sponsors, and the size and timing of advertising or sponsorship purchases by individual customers; and

         o   our ability to keep our Web sites operational at a reasonable cost.

         If our revenues and operating results fall below our expectations, the expectations of securities analysts or the expectations of investors, the trading price of our common stock will likely be materially and adversely affected. You should not rely on the results of our business in any past periods as an indication of our future financial performance.

Future guidelines and interpretations regarding software revenue recognition could cause delays in our ability to recognize revenue, which will adversely impact our quarterly financial results.

         In October 1997, the AICPA issued SOP No. 97-2, "Software Revenue Recognition" which superceded SOP No. 91-1. SOP No. 97-2, as amended by SOP No. 98-4 and SOP No. 98-9, provides guidance on applying generally accepted accounting principles for software revenue recognition transactions. In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements," which provides further revenue recognition guidance. We adopted SAB No. 101, as amended, and SOP No. 97-2, as amended by SOP No. 98-4 and SOP No. 98-9, in the fourth quarter of fiscal 2001 as required. The adoption of SAB No. 101 did not have a material effect on our consolidated financial position, results of operations or cash flows. In December 2003, the SEC issued SAB 104, "Revenue Recognition", which supercedes SAB 101. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the financial statements.

We have a history of losses and expect to continue to incur net losses for the foreseeable future. Failure to become and remain profitable may materially and adversely affect the market price of our common stock and our ability to raise capital and continue operations.

         We incurred a loss of $1.4 million for our fiscal second quarter ended January 31, 2004, and we had an accumulated deficit of $742.4 million as of January 31, 2004. We expect to continue to incur net losses for at least the foreseeable future. If we do achieve profitability, we may not be able to sustain it. Failure to become and remain profitable may materially and adversely affect the market price of our common stock and our ability to raise capital and continue operations beyond our fiscal year 2005.

Despite reductions in the size of our workforce, our business may fail to grow rapidly enough to offset our ongoing operating expenses.

         During fiscal years 2001, 2002 and 2003, we substantially reduced the size of our workforce. As of January 31, 2004, we had 121 employees. Despite these reductions in our workforce, our business may fail to grow rapidly enough to offset our ongoing operating expenses. As a result, our quarterly operating results could fluctuate, and such fluctuation could adversely affect the market price of our common stock.

The lack of inclusion of a consent of Arthur Andersen LLP to this Registration Statement limits your ability to assert a claim against Arthur Andersen LLP.

         Our financial statements for the fiscal year ended July 28, 2001 are included in our Annual Report on Form 10-K. On April 17, 2002, we dismissed Arthur Andersen LLP ("Arthur Andersen") as our independent auditor. Given the changes at Arthur Andersen, we are unable to obtain Arthur Andersen's written consent to the incorporation of its audit report into the Registration Statement with respect to our financial statements as of July 28, 2001.

         As a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, investors would be unable to assert a claim against Arthur Andersen under
Section 11(a) of the Securities Act for any purchases of securities under Registration Statements made on or after the date of this Form S-3.

                          Risks Related To Competition

If we do not effectively compete with new and existing competitors, our revenues will not grow and may decline, which will adversely impact our financial results.

         We believe that the newly emerging collaborative software development market is fragmented, subject to rapid change and highly sensitive to new product introductions and marketing efforts by industry participants. Competition in related markets is intense. If our products gain market acceptance, we expect the competition to rapidly intensify as new competitors enter the marketplace. Our potential competitors include companies entrenched in closely related markets who may choose to enter and focus on collaborative software development. Although we do not believe that we presently have an entrenched competitor, we expect competition to intensify in the future if the market for collaborative software development applications continues to expand. Our potential competitors include providers of software and related services as well as providers of hosted application services. Many of our potential competitors have significantly more resources, more experience, longer operating histories and greater financial, technical, sales and marketing resources than we do. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business. Because individual product sales often lead to a broader customer relationship, our products must be able to successfully compete with and complement numerous competitors' current and potential offerings. Moreover, we may be forced to compete with our strategic partners, and potential strategic partners, and this may adversely impact our relationship with an individual partner or a number of partners. Consolidation is underway among companies in the software industry as firms seek to offer more extensive suites of software products and broader arrays of software solutions. Changes resulting from this consolidation may negatively impact our competitive position and operating results.

Online competition is intense. Our failure to compete successfully could adversely affect our revenue and financial results.

         The market for Internet content and services is intensely competitive and rapidly evolving. It is not difficult to enter this market and current and new competitors can launch new Internet sites at relatively low cost. We derive revenue from online advertising and sponsorships, for which we compete with various media including newspapers, radio, magazines and various Internet sites. We also derive revenue from e-commerce, for which we compete with other e-commerce companies as well as traditional, "brick and mortar" retailers. We may fail to compete successfully with current or future competitors. Moreover, increased competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our future revenue and financial results. If we do not compete successfully for new users and advertisers, our financial results may be materially and adversely affected.

                     Risks Related To Intellectual Property

We are vulnerable to claims that our products infringe third-party intellectual property rights. Any resulting claims against us could be costly to defend or subject us to significant damages.

         We expect that our software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. In addition, we may receive patent infringement claims as companies increasingly seek to patent their software. Our developers may fail to perform patent searches and may therefore unwittingly infringe on third-party patent rights. We cannot prevent current or future patent holders or other owners of intellectual property from suing us and others seeking monetary damages or an injunction against shipment of our software offerings. A patent holder may deny us a license or force us to pay royalties. In either event, our operating results could be seriously harmed. In addition, employees hired from competitors might utilize proprietary and trade secret information from their former employers without our knowledge, even though our employment agreements and policies clearly prohibit such practices.

         Any litigation regarding our intellectual property, with or without merit, could be costly and time consuming to defend, divert the attention of our management and key personnel from our business operations and cause product shipment delays. Claims of intellectual property infringement may require us to enter into royalty and licensing agreements that may not be available on terms acceptable to us, or at all. In addition, parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell our products in the United States and abroad and could result in an award of substantial damages against us. Defense of any lawsuit or failure to obtain any required license could delay shipment of our products and increase our costs. If a successful claim is made against us and we fail to develop or license a substitute technology, our business, results of operations, financial condition or cash flows could be immediately and materially adversely affected.

If we fail to adequately protect our intellectual property rights, competitors may use our technology and trademarks, which could weaken our competitive position, reduce our revenues, and increase our costs.

         We rely on a combination of copyright, trademark and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries.

         In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. To the extent that we increase our international activities, our exposure to unauthorized copying and use of our products and proprietary information will increase.

         Our collection of trademarks is important to our business. The protective steps we take or have taken may be inadequate to deter misappropriation of our trademark rights. We have filed applications for registration of some of our trademarks in the United States and internationally. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to protect our trademark rights adequately could damage our brand identity and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

         The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed that would relate to our products.

         Our  software   business   success  depends   significantly   upon  our
proprietary   technology.   Despite  our  efforts  to  protect  our  proprietary
technology, it may be possible for unauthorized third parties to copy certain portions of our products or to reverse engineer or otherwise obtain and use our proprietary information. We do not have any software patents, and existing copyright laws afford only limited protection. In addition, we cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent products will not be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. We cannot assure you that we will develop proprietary products or technologies that are patentable, that any patent, if issued, would provide us with any competitive advantages or would not be challenged by third parties, or that the patents of others will not adversely affect our ability to do business. Litigation may be necessary to protect our proprietary technology. This litigation may be time-consuming and expensive.

                       Other Risks Related To Our Business

We may be subject to claims as a result of information published on, posted on or accessible from our Internet sites, which could be costly to defend and subject us to significant damage claims.

         We may be subject to claims of defamation, negligence, copyright or trademark infringement (including contributory infringement) or other claims relating to the information contained on our Internet sites, whether written by third parties or us. These types of claims have been brought against online services in the past and can be costly to defend regardless of the merit of the lawsuit. Although federal legislation protects online services from some claims when third parties write the material, this protection is limited. Furthermore, the law in this area remains in flux and varies from state to state. We receive notification from time to time of potential claims, but have not been named as a party to litigation involving such claims. While no formal complaints have been filed against us to date, our business could be seriously harmed if one were asserted.

We may be subject to product liability claims if people or property are harmed by the products we sell on our e-commerce web sites, which could be costly to defend and subject us to significant damage claims.

         Some of the products we offer for sale on our e-commerce Web sites, such as consumer electronics, toys, computers and peripherals, toiletries, beverages and clothing, may expose us to product liability claims relating to personal injury, death or property damage caused by such products, and may require us to take actions such as product recalls. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our vendor agreements with our suppliers do not indemnify us from product liability.

If we are unable to implement appropriate systems, procedures and controls, we may not be able to successfully offer our services and grow our software business.

         Our ability to successfully offer our services and grow our software business requires an effective planning and management process. Over the past year, we have implemented or updated our operations and financial systems, procedures and controls as we focused on our application software and online businesses. Our systems will continue to require additional modifications and improvements to respond to current and future changes in our business. If we cannot grow our software and online businesses, and manage that growth effectively, or if we fail to timely implement appropriate internal systems, procedures, controls and necessary modifications and improvements to these systems, our businesses will suffer.

Our stock price has been volatile historically and may continue to be volatile.

         The trading price of our common stock has been and may continue to be subject to wide fluctuations. During the second quarter of fiscal year 2004, the closing sale prices of our common stock on the Nasdaq ranged from $2.98 to $5.26 per share. The closing sale price of our common stock on April 16, 2004 was $2.70 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

         In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

Sales of our common stock by significant stockholders may cause the price of our common stock to decrease.

         Several of our stockholders own significant portions of our common stock. If these stockholders were to sell significant amounts of their holdings of our common stock, then the market price of our common stock could be negatively impacted. The effect of such sales, or of significant portions of our stock being offered or made available for sale, could result in strong downward pressure on our stock. Investors should be aware that they could experience significant short-term volatility in our stock if such stockholders decide to sell a substantial amount of their holdings of our common stock at once or within a short period of time.

Our networks may be vulnerable to unauthorized persons accessing our systems, which could disrupt our operations and result in the theft of our proprietary information.

         A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions or malfunctions in our Internet operations. We may be required to expend significant capital and resources to protect against the threat of security breaches or to alleviate problems caused by breaches in security.

Increasing regulation of the Internet or imposition of sales and other taxes on products sold or distributed over the internet could harm our business.

         The electronic commerce market on the Internet is relatively new and rapidly evolving. While this is an evolving area of the law in the United States and overseas, currently there are relatively few laws or regulations that directly apply to commerce on the Internet. Changes in laws or regulations governing the Internet and electronic commerce, including, without limitation, those governing an individual's privacy rights, pricing, content, encryption, security, acceptable payment methods and quality of products or services could have a material adverse effect on our business, operating results and financial condition. Taxation of Internet commerce, or other charges imposed by government agencies or by private organizations, may also be imposed. Any of these regulations could have an adverse effect on our future sales and revenue growth.

Business disruptions could affect our future operating results.

         Our operating results and financial condition could be materially and adversely affected in the event of a major earthquake, fire or other catastrophic event, such as the recent terrorist attacks upon the United States. Our corporate headquarters, the majority of our research and development activities and certain other critical business operations are located in California, near major earthquake faults. A catastrophic event that results in the destruction of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and as a result our future operating results could be adversely affected.

System disruptions could adversely affect our future operating results.

         Our  ability  to  attract  and  maintain   relationships   with  users,
advertisers, merchants and strategic partners will depend on the satisfactory performance, reliability and availability of our Internet channels and network infrastructure. Our Internet advertising revenues relate directly to the number of advertisements delivered to our users. System interruptions or delays that result in the unavailability of Internet channels or slower response times for users would reduce the number of advertisements and sales leads delivered to such users and reduce the attractiveness of our Internet channels to users, strategic partners and advertisers or reduce the number of impressions delivered and thereby reduce revenue. In the past twelve months, some of our sites have experienced a small number of brief service interruptions. We will continue to suffer future interruptions from time to time whether due to natural disasters, telecommunications failures, other system failures, rolling blackouts, viruses, hacking or other events. System interruptions or slower response times could have a material adverse effect on our revenues and financial condition.

       Risks Related to the sale of the shares covered by this prospectus.

The common stock sold in this offering will increase the supply of our common stock on the public market, which may cause our stock price to decline.

         The sale into the public market of the common stock to be sold in this offering could adversely affect the market price of our common stock. Most of our shares of common stock outstanding are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, the 5,107,354 shares of common stock covered by this prospectus will be eligible for immediate and unrestricted resale into the public market. The presence of these additional shares of common stock in the public market may depress our stock price.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings (which do not include those
documents   identified  as  being  "furnished"  to  the  SEC,  unless
expressly incorporated by reference) made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until our offering is completed.

         (1) VA Software's Quarterly Report on Form 10-Q for the quarter ended January 31, 2004;

         (2) VA Software's Quarterly Report on Form 10-Q for the quarter ended October 31, 2003;

         (3) VA Software's Annual Report on Form 10-K for the year ended July 31, 2003;

         (4) VA Software's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2003; and


         (5) The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on December 3, 1999, and any further amendment or report filed hereafter for the purpose of updating any such description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             VA Software Corporation
                             47071 Bayside Parkway,
                            Fremont, California 94538
                              Tel.: (510) 687-7000
                            Attn.: Investor Relations

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. The selling securityholders are not making an offer of these securities in any state where the offer is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares. Neither VA Software nor any selling securityholder has authorized anyone to provide prospective investors with information different from that contained in this prospectus.

                Special Note Regarding Forward-Looking Statements

         This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors" and those documents incorporated by reference.

                                 Use of Proceeds

     VA Software will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling securityholders, as described below. VA Software may receive up to approximately $4.4 million in the event that the selling securityholders exercise their warrants to purchase common stock of VA Software. However, because the warrants have exercise prices of either $6.00 or $6.14 per share and the Company's closing stock price on April 16, 2004 was $2.70, the warrants are currently out-of-the-money and may remain out-of-the-money. The proceeds from any exercise of these warrants will be used by us for working capital purposes. See "Selling Securityholders" and "Plan of Distribution."

                             Selling Securityholders

         On November 6, 2003, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") pursuant to which the Company completed a private placement of 3,529,412 shares of VA Software common stock with The Riverview Group LLC ("Riverview") at an issue price of $4.25 per share for aggregate proceeds of approximately $15 million. Riverview also received warrants to purchase a total of 705,883 shares of VA Software common stock at an exercise price of $6.00 per share in connection with the private placement (the "Riverview Warrants").

         The Company retained Wharton Capital Partners Ltd. ("Wharton") to act as a financial consultant and placement agent in the offering. The Company entered into an agreement with Wharton on October 29, 2003 (the "Wharton Agreement"), pursuant to which Wharton agreed to act as the Company's non-exclusive financial consultant and/or placement agent from the date of the agreement through November 28, 2003. As compensation for Wharton's services under the Wharton Agreement, the Company agreed to pay Wharton 3% of the gross transaction amount and issue Wharton a warrant based upon the size of any transaction in which the purchaser was introduced to the Company by Wharton. Pursuant to the terms of the Wharton Agreement, the Company issued Wharton warrants to purchase a total of 25,000 shares of VA Software common stock at an exercise price of $6.14 per share (the "Wharton Warrants") as compensation for its services in connection with the private placement.

         The Company and Riverview also entered into a registration rights agreement on November 6, 2003 (the "Registration Rights Agreement") pursuant to which the Company agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws with respect to the common stock and the warrants issued to Riverview. Pursuant to the terms of the Registration Rights Agreement, the Company agreed to prepare, and, as soon as practicable but in no event later than 30 days after the issuance of the shares and warrants to Riverview, file with the SEC a registration statement on Form S-3 covering the resale of all of the common stock and warrants issued to Riverview. The terms of the Registration Rights Agreement subject the Company to certain penalties in the event that the Company fails to satisfy its obligations to Riverview thereunder.

         The terms of the Registration Rights Agreement may subject the Company to certain penalties in the event that this registration statement is not declared effective by the SEC on or before May 4, 2004 (an "Effectiveness Failure"). In the event of an Effectiveness Failure, the Company will pay Riverview $300,000 on the earlier of each thirty day period following such Effectiveness Failure or the third business day after the Effectiveness Failure is cured. In addition, in the event that the Company fails to maintain the effectiveness of this registration statement once it is declared effective by the SEC (a "Maintenance Failure"), the Company will pay Riverview up to $300,000 on the earlier of each thirty day period following such Maintenance Failure or the third business day after such Maintenance Failure is cured. A Maintenance Failure shall not be deemed to have occurred if the Maintenance Failure is cured within three business days and there has been no other Maintenance Failure at any time within the prior 120 days.

         As required by Accounting Principles Board (APB) Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company initially valued the warrants issued to Riverview at $2.5 million as of November 6, 2003 using the Black-Scholes valuation model. In addition, the Company incurred $0.5 million in fees associated with the private sale of shares of the Company's Common Stock to Riverview, including banking, accounting and legal fees. As a result, an aggregate amount of approximately $3.0 million consisting of the value of the warrants and the expenses associated with the private sale of shares to Riverview was recorded as a reduction to additional paid-in capital. This reduction lowered the initial paid-in capital associated with the private sale of shares of the Company's Common Stock to Riverview from $15.0 million to approximately $12.0 million. In the event that the Registration Statement is never declared effective and the Company is required to repay the entire $15 million back to Riverview under the penalty clauses in the Registration Rights Agreement, the Company would incur a $3.0 million non-cash expense, which the Company would recognize ratably over the 56 month period specified in the Registration Rights Agreement. The $3.0 million non-cash charge represents the amount of expense that the Company would need to recognize in order to record the potential liquidation value of the securities issued to Riverview in the private placement.

         Both the Riverview Warrants and the Wharton Warrants include a cashless exercise provision pursuant to which Riverview and Wharton may exercise the warrants in whole or in part and, in lieu of making the cash payment otherwise required upon such exercise in payment of the aggregate exercise price, elect instead to receive a lesser number of shares upon such exercise. As a result, either Riverview or Wharton could exercise their warrants without making any cash payments to the Company if they decide to utilize the cashless exercise provision and to forego receipt of a portion of the securities underlying such warrants with a value equivalent to the aggregate exercise price owed to the Company by the party exercising the warrant. For example, if Riverview exercised its warrant with respect to 100 of the shares of common stock underlying the Riverview Warrant and the last closing trade price of the Company's common stock was $8.00, Riverview could choose to utilize the cashless exercise provision and forfeit 75 of the 100 shares it would have received upon exercise of the warrant rather than pay the $600 aggregate exercise price it would otherwise owe the Company in connection with this exercise and Riverview would receive 25 shares of common stock without making any payment to the Company. The values presented in this example are included for descriptive purposes only and should not be considered indicative of the future value of the Company's common stock.

     If either Riverview or Wharton exercises their warrants under the cashless exercise provision, the Company will not receive any proceeds in connection with the issuance of shares of common stock in connection with such cashless exercise, as the exercise price will be paid by Riverview or Wharton, as the case may be, foregoing the receipt of the number of shares determined pursuant to the formula discussed above rather than paying cash to the Company in connection with the exercise of such warrants. In addition, Section 1(g) of Riverview Warrants contains a "forced exercise" provision, pursuant to which Riverview will lose its rights to exercise its warrants if it fails to exercise its warrants if, among other things, the closing sale price of VA Software's common stock for any 20 consecutive trading days is equal to or greater than $12.00. Further, Section 1(e) of the Wharton Warrants contains a "forced exercise" provision, pursuant to which Wharton will be forced to exercise its warrants if, among other things, the closing sale price of VA Software's common stock for any 20 consecutive trading days is equal to or greater than $12.28. The exercise price for the Riverview Warrants and the Wharton Warrants will be determined in accordance with the appropriate agreements.

     The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling securityholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned does not take into account the limitation on more than 9.99% beneficial ownership contained in the terms of the warrants (as discussed below in note 1). The information in the table below is current as of April 16, 2004. All information contained in the table below is based upon information provided to us by the selling securityholders and we have not independently verified this information. The selling securityholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. The following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock.

         Some of the selling securityholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. Each selling securityholder may also transfer shares owned by him by gift or transfer, and upon any such transfer the donee would have the same right of sale as the selling securityholder, as long as transferred in accordance with the terms of the Registration Rights Agreement.

                                                                                       Number of
                                                               Shares Beneficially       Shares       Shares Beneficially
                                                                  Owned Prior to         Being            Owned After
Name of Selling Securityholder                                    Offering(1)(2)        Offered         Offering(2)(3)
------------------------------------------------------------   -------------------     ----------     -------------------
The Riverview Group LLC(4)(5)............................            5,082,354         5,082,354               0
Wharton Capital Partners, Ltd.(6)........................               25,000            25,000               0
------------------------------

(1) The terms of the warrants provide that no selling securityholder may exercise warrants for common stock if such conversion or exercise would result in such selling securityholder beneficially owning more than 9.99% of our outstanding common stock. Unless otherwise indicated below, each selling securityholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling securityholder.

(2)  Based on 61,075,857 shares outstanding as of April 16, 2004.

(3) We do not know when or in what amounts the selling securityholders may offer for sale the shares of common stock pursuant to this offering. The selling securityholders may choose not to sell any of the shares offered by this prospectus. Because the selling securityholders may offer all or some of the shares of common stock pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling securityholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling securityholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

(4) Pursuant to the Registration Rights Agreement, we agreed to register 120% of the number of shares of our common stock issued or issuable to Riverview. This number represents 120% of the 3,529,412 shares of our common stock, and warrants to purchase 705,883 shares of our common stock issued to and held by Riverview.

(5) The sole member of The Riverview Group LLC ("Riverview") is Millennium Holding Group, L.P. ("Holding"). Millennium Management, LLC ("Millennium Management"), is the general partner of Holding and consequently has voting control and investment discretion over securities held by Riverview. Israel
     A. Englander ("Mr. Englander") is the sole managing member of Millennium Management and consequently is the sole natural person who has indirect voting control and investment discretion over securities held by Riverview. The foregoing should not be construed in and of itself as an admission by any of Holding, Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Riverview.

(6) Represents warrants to purchase 25,000 shares of our common stock held by Wharton Capital Partners, Ltd. Barry R. Minsky and Michael Arnouse have investment control and voting power over the securities beneficially owned by this securityholder.

                              Plan of Distribution

     The shares covered by this prospectus may be offered and sold from time to time by the selling securityholders. VA Software will receive no proceeds from this offering. For purposes of the following description, the term "selling securityholders" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling securityholders. The shares were originally issued by VA Software in connection with the Securities Purchase Agreement. Certain of the shares are being registered by VA Software pursuant to the Registration Rights Agreement. The offered shares underlying a warrant held by Wharton Capital Partners, Ltd. are being registered at the discretion of the Company. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act, provided by Section 4(2) thereof. The issuance of these shares qualifies for the exemptions from the registration requirements of the Securities Act, provided by Section 4(2) thereof because the shares were privately offered to only two investors, each of whom is, to the Company's knowledge, based upon representations received by the Company from each of the investors, an "accredited investor," as that term is defined in Rule 501(a) under the Securities Act, and there was no public solicitation of the offering.

     The selling securityholders will act independently of VA Software in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell the shares on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

         o a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o   in privately negotiated transactions;

         o   in privately-negotiated transactions;

         o   through the settlement of short sales;

         o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

         o   a combination of any such methods of sale; and

         o   any other method permitted pursuant to applicable law.

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         In connection with distributions of the shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the shares short and redeliver the shares to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares, which shares such broker-dealer or other financial institution may resell or otherwise transfer pursuant to this prospectus (as supplemented or amended, if necessary, to reflect such transaction). The selling securityholders may also pledge the shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling securityholders and/or purchasers of the shares. Usual and customary brokerage fees will be paid by the selling securityholders. Broker-dealers may agree with the selling securityholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling securityholders, purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above. Such broker-dealers and any other participating broker-dealers or the selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         The selling securityholders who are affiliates of broker-dealers have represented to us that they purchased the common stock and warrants held by such selling securityholders in the ordinary course of business and at the time of the purchase of the common stock and warrants, did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities. Wharton Capital Partners, Ltd. is an affiliate of a registered broker-dealer and the warrants to purchase 25,000 shares of our common stock held by Wharton Capital Partners, Ltd. were received as compensation for investment banking or similar services.

         To comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         In addition and without limiting the foregoing, each selling securityholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling securityholders. VA Software will make copies of this prospectus available to the selling securityholders and have informed them of the need for delivery of copies of this prospectus to purchasers. VA Software assumes no obligation to so deliver copies of this prospectus or any related prospectus supplement.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The selling securityholders will be responsible for any fees, disbursements and expenses of any counsel for the selling securityholders in excess of $10,000. All other expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of counsel for VA Software will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling securityholders. The selling securityholders may agree to indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. VA Software will indemnify the selling securityholders against claims arising out of any untrue statement of a material fact contained in this Registration Statement or any omission to state therein a material fact necessary in order to make the statement made therein not misleading, except for those facts which are provided by the selling securityholders.

         VA Software has undertaken to keep a Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which the selling securityholders can sell all of the shares covered by this prospectus without limitation under Rule 144(k) of the Securities Act or (ii) the date on which the selling securityholders have sold all of the shares covered by this prospectus. In the event the effectiveness of our registration statement lapses during the time we are obligated to keep it effective, then we are required (subject to limited grace periods) to pay damages to certain of the selling securityholders at a rate of two percent (2%) of the purchase price of the then-unsold shares of common stock registered hereunder held by certain of the selling securityholders per each 30-day period in which the registration statement is not effective.

                                  Legal Matters

         Certain legal matters relating to the validity of the securities offered hereby will be passed upon for VA Software by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     Experts

         The financial statements of VA Software Corporation and subsidiaries as of July 31, 2003 and July 27, 2002 and for the years ended July 31, 2003 and July 27, 2002, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Arthur Andersen LLP has not consented to the incorporation by reference of their report on the financial statements of VA Software Corporation for the year ended July 28, 2001, in this Prospectus, and VA Software Corporation has dispensed with the requirement to file Arthur Andersen LLP's consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                             VA SOFTWARE Corporation

                                5,107,354 Shares
                                  Common Stock

                         -------------------------------

                                   PROSPECTUS

                         -------------------------------


                                 April __, 2004

                                TABLE OF CONTENTS

                                                                           Page

Risk Factors................................................................3


Where You Can Find More Information.........................................15


Forward-Looking Statements..................................................16


Use of Proceeds.............................................................17


Selling Securityholders.....................................................17


Plan of Distribution........................................................19


Legal Matters...............................................................22


Experts  ...................................................................22

                                     Part II

                     Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

           SEC Registration Fee.........................         $    1,681.66
           Accounting fees and expenses.................             10,000.00
           Legal fees and expenses......................             65,000.00
           Miscellaneous................................              3,318.34
                                                                 -------------
                  Total.................................         $   80,000.00

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require VA Software, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 16. Exhibits

                                  EXHIBIT INDEX

Exhibit
 Number       Notes                                        Description
---------     -----      -----------------------------------------------------------------------------------------------
  4.1         (2)        Warrant issued to The Riverview Group, LLC. dated November 6, 2003

  4.2         (2)        Warrant issued to Wharton Capital Partners, Ltd. dated November 6, 2003

  5.1         (2)        Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1         (1)        Securities Purchase Agreement dated November 6, 2003

 10.2         (1)        Registration Rights Agreement dated November 6, 2003

 23.1         (2)        Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

 23.2                    Consent of PricewaterhouseCoopers LLP, independent accountants

 23.3         (2)        Notice regarding Consent of Arthur Andersen LLP

 24.1         (2)        Power of Attorney (contained on Page II-4)

---------------------

Notes
-----
(1) Filed with Registrant's Current Report on Form 8-K on November 7, 2003.

(2) Filed with the Registrant's Registration Statement on Form S-3 on November 28, 2003.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act:"), (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the
"Exchange Act") that are incorporated by reference into this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on April 20, 2004.

                                          VA SOFTWARE CORPORATION


                                          By:      /s/ Ali Jenab
                                               ---------------------------------
                                               Ali Jenab
                                               Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

                Signature                                           Title                                Date
-------------------------------------------   ---------------------------------------------        -----------------

/s/ Ali Jenab                                 Chief Executive Officer                               April 20, 2004
-------------------------------------------   (Principal Executive Officer)
Ali Jenab

/s/ Kathleen R. McElwee                       Chief Financial Officer                               April 20, 2004
-------------------------------------------   (Principal Financial and Accounting Officer)
Kathleen R. McElwee

Larry M. Augustin*                             Chairman                                             April 20, 2004
-------------------------------------------
Larry M. Augustin

Andre Boisvert*                                Director                                             April 20, 2004
-------------------------------------------
Andre Boisvert

Ram Gupta*                                     Director                                             April 20, 2004
-------------------------------------------
Ram Gupta

Douglas Leone*                                 Director                                             April 20, 2004
-------------------------------------------
Douglas Leone

Robert M. Neumeister*
-------------------------------------------
Robert M. Neumeister                           Director                                             April 20, 2004

Carl Redfield*
-------------------------------------------
Carl Redfield                                  Director                                             April 20, 2004

David B. Wright*
-------------------------------------------
David B. Wright                                Director                                             April 20, 2004

*By: /s/ Kathleen R. McElwee
-------------------------------------------
Attorney-in-Fact

                                Index to Exhibits

Exhibit
 Number         Notes                                              Description
---------     --------   -----------------------------------------------------------------------------------------------
  4.1         (2) (1)    Warrant issued to The Riverview Group, LLC. dated November 6, 2003
  4.2         (2) (1)    Warrant issued to Wharton Capital Partners, Ltd. dated November 6, 2003
  5.1         (2)        Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 10.1         (1)        Securities Purchase Agreement dated November 6, 2003
 10.2         (1)        Registration Rights Agreement dated November 6, 2003
 23.1         (2)        Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
 23.2                    Consent of PricewaterhouseCoopers LLP, independent accountants
 23.3         (2)        Notice regarding Consent of Arthur Andersen LLP
 24.1         (2)        Power of Attorney (contained on Page II-4)

-----------------------

Notes
-----
(1) Filed with Registrant's Current Report on Form 8-K on November 7, 2003.

(2) Filed with the Registrant's Registration Statement on Form S-3 on November 28, 2003.